Exhibit 99.1

UBS Securities LLC
1285 Avenue of the Americas
New York, NY 10019
www.ubs.com

CONSENT OF UBS SECURITIES LLC

We hereby consent to the inclusion of our opinion letter, dated September 18, 2019, to the Special Committee of the Board of Directors of RW Holdings NNN REIT, Inc. (“NNN REIT”) as Annex B to the joint proxy statement/prospectus relating to the proposed transactions involving NNN REIT, Rich Uncles Real Estate Investment Trust I, and modiv, LLC, which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of RW Holdings NNN REIT (the “Registration Statement”) and references to such opinion in such joint proxy statement/prospectus. By giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

UBS SECURITIES LLC
/s/ UBS Securities LLC

New York, New York
September 24, 2019